EXHIBIT 10.36(c)

SUBORDINATED SECURED LIQUIDITY FACILITY AGREEMENT

THIS SUBORDINATED SECURED LIQUIDITY FACILITY AGREEMENT (this “Agreement”) is made as of November 27, 2002 by and between Georgia-Pacific Corporation, a Georgia corporation (“GP”), Unisource Worldwide, Inc., a Delaware corporation (the “Company”) and the Guarantors (as defined herein).

WHEREAS, GP, UWW Holdings, Inc, a Delaware corporation (“Newco”) and J5M4T3B2P2CEYA, LLC, a Delaware limited liability company are parties to an Amended and Restated Contribution and Stock Purchase Agreement, dated as of November 27, 2002 (the “Purchase Agreement”); and

WHEREAS, pursuant to the terms of the Purchase Agreement, GP has agreed to provide a credit facility to the Company upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions. Capitalized terms used in this Agreement shall have the following respective meanings (unless otherwise defined herein):

“Accounts” has the meaning, with respect to the Company and its Subsidiaries, given to such term in the Senior ABL Facility, as in effect on the date hereof.

“Accessible Cash” means, on any date of determination, the daily balance as of 11:00 am (New York time) of cash and cash equivalents of the Company and its Subsidiaries that (i) is not encumbered by a lien or other security interest in favor of any Person (other than pursuant to the Senior ABL Facility or in favor of the Company or any of its Subsidiaries), (ii) is immediately available to the Company or its Subsidiaries on such date to repay and reduce Senior ABL Facility Aggregate Outstandings, and (iii) has not been applied on such date to repay and reduce Senior ABL Facility Aggregate Outstandings; provided, however, that Accessible Cash shall only include such cash and cash equivalents held by any Mexican Subsidiary to the extent in excess of $5 million in the aggregate on such day.

“Acquired Working Capital Assets”, with respect to any Acquisition, means the average, for each of the three (3) consecutive fiscal month-ends immediately preceding the closing date of such Acquisition, of the aggregate Accounts and Inventory on each such fiscal month-end of the entity or business to be acquired by the Company and its Subsidiaries in such Acquisition.

“Acquisition” means any purchase or other acquisition by the Company or any of its Subsidiaries that is included in the term “Permitted Acquisition” in the Senior ABL Facility or is otherwise approved by the Agents and Lenders pursuant to the terms of the Senior ABL Facility.

“Aggregate Outstandings” means, at any date of determination, the aggregate unpaid principal balance of all Loans outstanding pursuant to this Agreement.

“Applicable Margin” means, with respect to the Base Rate and the LIBOR Rate, the interest rate margin determined by the definition of the term “Applicable Margin” in the Senior ABL Facility, plus 25 basis points (0.25%); provided that, if the Company or its Subsidiaries agree to pay to all of the Lenders any fees at an annual rate based on the principal amount of loans under the Senior ABL Facility in lieu of payments of interest thereunder, then for so long as the Company or its Subsidiaries is paying such fees, Applicable Margin hereunder shall include the annual rate of such fees as if such fees increased the Applicable Margin under the Senior ABL Facility.

“Available Take Out Amount”, as of the date of any Qualified Financing, means the amount, if any, by which the Cumulative Qualified Financing Amount as of such date exceeds Incremental Fundable Working Capital Assets as of such date.

“Availability” means, with respect to the Company, at the date of any Borrowing, (A) the lesser of (i) the Maximum Commitment and (ii) the result of (x) the Borrowing Base, minus (y) Senior ABL Facility Aggregate Outstandings; minus (B) Aggregate Outstandings.

“Bank” means Bank of America, N.A., a national banking association, or any successor entity thereto.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §101 et seq.).

“Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank in Charlotte, North Carolina as its “prime rate” (the “prime rate” being a rate set by the Bank based upon various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate). Any change in the prime rate announced by the Bank shall take effect at the opening of business on the day after that specified in the public announcement of such change. To the extent based upon the Base Rate, the Interest Rate shall be adjusted simultaneously with any change in the Base Rate.

“Base Ratio” means 0.5455.

“Borrowing” means a borrowing pursuant to the terms of this Agreement consisting of Loans.

“Borrowing Base” means, at any time, an aggregate amount for the Company and its Subsidiaries determined as of such date in accordance with the definition given to such term in the Senior ABL Facility, but without giving effect to (a) any Non-Collateral Reserves deducted in the calculation of the Senior Borrowing Base, or (b) any amendments, modifications or waivers of the Senior ABL Facility the effect of which is that the Borrowing Base immediately after such amendment, modification or waiver exceeds the Borrowing Base immediately prior thereto; provided that, it being understood that any exercise by the Agents or the Lenders of their discretion or other rights pursuant to the terms of the Senior ABL Facility as in effect on the date hereof (including, without limitation, any election to include, exclude or change any of the criteria for purposes of determining Eligible Accounts and Eligible Inventory (as such terms are defined in the Senior ABL Facility)) shall not be construed to be an amendment, modification or waiver for purposes of this definition.

“Borrowing Base Reserves” means any reserves limiting the availability of credit under the Senior ABL Facility created on or after the date hereof (i) pursuant to the definition of “Borrowing Base Reserves” in the Senior ABL Facility, as such definition is in effect on the date hereof, or (ii) created during the continuation of, or in any negotiation in anticipation of, any Default or Event of Default.

“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in New York, New York or Atlanta, Georgia are required or permitted to be closed and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in dollars is carried on by and between banks in the London interbank market.

“Buyer” means J5M4T3B2P2CEYA, LLC, a Delaware limited liability company, and any of its affiliates.

“Change of Control” has the meaning given to such term in the Senior ABL Facility, as in effect on the date hereof (and without giving effect to any amendments or modifications of such term in the Senior ABL Facility after the date hereof).

“Company Security Agreement” means the Security and Pledge Agreement, dated as of the date hereof, by and between GP and the Company, which provides security for the performance of GP’s obligations under this Agreement and certain other agreements between the parties thereto.

“CP&P” shall have the meaning given to such term in the Purchase Agreement.

“Cumulative Qualified Financing Amount,” as of the date of any Qualified Financing, means (i) the aggregate Qualified Financing Proceeds from all Qualified Financings occurring after the date hereof and on or prior to such date; minus (ii) the aggregate amount of all reductions in the Maximum Commitment pursuant to Section 4(b) of this Agreement prior to such date.

“Damage Amount” means, as of any date, the Maximum Commitment minus Aggregate Outstandings as of such date.

“Default” has the meaning given to such term in the Senior ABL Facility. In the event the Agents or the Lenders waive any Default for purposes of the Senior ABL Facility, such Default shall be deemed waived for purposes of this definition.

“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate, plus (b) two hundred basis points (2%) per annum. The Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate.

“Domestic Subsidiary” means any direct or indirect Subsidiary of Newco which is incorporated or organized under the laws of any state of the United States of America or the District of Columbia.

“Event of Default” has the meaning given to such term in the Senior ABL Facility. In the event the Agents or the Lenders waive any Default for purposes of the Senior ABL Facility, such Default shall be deemed waived for purposes of this definition.

“Fixed Charge Coverage Ratio” has the meaning given to such term in the Senior ABL Facility.

“Funding Date” means the date on which a Borrowing occurs.

“Guarantors” means Newco and the Subsidiary Guarantors.

“GP Collateral” has the meaning given to such term in the Company Security Agreement.

“GP Security Documents” means each of the Security Agreement, the Pledge Agreement, the Patent, Trademark and Copyright Agreement and the Assignment of Contracts each dated as of the date hereof, by the Company and the Guarantors in favor of GP, and any other agreement pursuant to which GP has been granted a lien to secure any or all of the Company’s obligations hereunder or any Guarantor’s obligations hereunder.

“Incremental Fundable Working Capital Assets”, as of the date of any Qualified Financing, means the product of (x) the amount, if any, by which the average, for each of the three (3) consecutive fiscal month-ends immediately prior to such date, of the aggregate Accounts and Inventory of the Company and its Subsidiaries (other than any Mexican Subsidiaries) on each such fiscal month-end (determined after giving pro forma effect to any Acquisitions that occur on or prior to the date of such Qualified Financing or that will be financed with proceeds from such Qualified Financing) exceeds $1,100 million; times (y) the Base Ratio.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and between GP, the Agents under the Senior ABL Facility, Newco, and the Company, including any renewals, extensions, amendments and modifications thereof.

“Interest Rate” means the interest rate in effect from time to time, determined as set forth in Section 3(a) of this Agreement (as such rate may be increased pursuant to the terms of Section 4(c)(ii) of this Agreement).

“Inventory” has the meaning, with respect to the Company and its Subsidiaries, given to such term in the Senior ABL Facility, as in effect on the date hereof.

“LIBOR Rate” means the rate per annum for three-month periods appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) on the date on which the LIBOR Rate is determined. If for any reason such rate is not available, the LIBOR Rate shall be the rate per annum for three-month periods appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) on the date on which the LIBOR Rate is determined; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the LIBOR Rate shall be the rate per annum for three-month periods determined by GP as the rate of interest at which dollar deposits in the approximate amount of the LIBOR Loan comprising part of such Borrowing would be offered by the Bank’s London Branch to major banks in the offshore dollar market at their request at or about 11:00 a.m. (London time) on the date on which the LIBOR Rate is determined. If for any reason the foregoing rate is not available from the Bank, then the LIBOR Rate shall be a rate for three-month periods mutually agreed upon in good faith by GP and the Company (but not to exceed the Base Rate and only for so long as the LIBOR Rate cannot otherwise be determined pursuant to the terms of this definition). For purposes of this Agreement, the LIBOR Rate will be determined on the date of the first Borrowing hereunder and redetermined as of the last day of each calendar quarter thereafter. To the extent based on the LIBOR Rate, the Interest Rate shall be adjusted simultaneously with any change in the LIBOR Rate pursuant to the immediately preceding sentence.

“Line Reserves” means any reserves limiting the availability of credit under the Senior ABL Facility created on or after the date hereof (i) pursuant to the definition of “Line Reserves” in the Senior ABL Facility, as such definition is in effect on the date hereof, or (ii) created during the continuation of, or in any negotiation in anticipation of, any Default or Event of Default.

“Loan Documents” means this Agreement, the Company Security Agreement, the GP Security Documents and the Note.

“Maximum Commitment” means $100,000,000, or such lesser amount as may be determined from time to time by operation of Section 4(b) of this Agreement.

“Maximum Revolver Amount” has the meaning given to such term in the Senior ABL Facility, as such amount may be increased from time to time; provided that, the incurrence of Mexican Financing will not be construed to be an increase in the Maximum Revolver Amount.

“Mexican Financing” means any indebtedness incurred by a Mexican Subsidiary to the extent permitted under the Senior ABL Facility and not guaranteed by or secured by the assets of the Company or any of the Subsidiary Guarantors.

“Mexican Subsidiary” means any Subsidiary of the Company organized under the laws of Mexico.

“Mezzanine/Term Financing” means (i) any offering of senior or subordinated notes or other similar debt securities, and (ii) any incurrence of senior term loan financing or revolving credit facilities (other than pursuant to the Senior ABL Facility) which is unsecured or secured, in each case which results in cash proceeds to the Company and its Subsidiaries; it being understood that Mezzanine/Term Financing will not include, among other things, any Mexican Financing or any mortgage financings, capitalized leases, sale-leaseback financings, purchase money financings or other similar financings to finance real property (including any buildings and improvements thereon), vehicles or equipment of the Company and its Subsidiaries.

“Minimum Collateral Requirements” means the amount set forth in Section 7.28 of the Senior ABL Facility, which such amount is $50,000,000 as of the date hereof, together with any other specified amount by which the Company has after the date hereof covenanted or agreed (but only if the Company has consented to such covenant or agreement during the continuation of, or in any negotiation in anticipation of, any Default or Event of Default) in the Senior ABL Facility (as in effect from time to time) that the Senior Borrowing Base will exceed Senior ABL Facility Aggregate Outstandings.

“Net Collateral”, as of any date, means the Borrowing Base as of such date minus the sum of (x) Aggregate Outstandings as of such date, plus (y) Senior ABL Facility Aggregate Outstandings as of such date.

“Newco Shares” shall have the meaning given to such term in the Purchase Agreement.

“Non-Collateral Reserves” means (i) any Reserves created on or after the date hereof pursuant to clauses (i)(b) or (ii) of the definitions of “Borrowing Base Reserves” or “Line Reserves” in the Senior ABL Facility, as such definitions are in effect on the date hereof (but excluding Reserves pursuant to clause (ii) of such definitions to the extent exceeding $5,000,000 in the aggregate after the date hereof) and (ii) any other Reserves (other than Reserves related to the value, preservation, protection, collection or realization of Eligible Accounts or Eligible Inventory (as such terms are defined in the Senior ABL Facility)) created during the continuation of, or in any negotiation in anticipation of, any Default or Event of Default.

“Note” means the promissory note issued by the Company to GP evidencing borrowings by the Company pursuant to this Agreement.

“Original Cost” means (i) with respect to the Newco Shares owned by GP, the value implied for such Newco Shares by the transactions consummated pursuant to the Purchase Agreement, (ii) with respect to the PIK Notes, their outstanding principal amount and (iii) with respect to the Company’s obligations to GP pursuant to this Agreement, the outstanding principal amount of all Loans made to the Company by GP pursuant to this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint stock company, joint venture, trust, association, unincorporated organization or any federal, state, provincial, foreign or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory or administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“PIK Notes” means the Tranche A PIK Note and the Tranche B PIK Note.

“Pro Forma Senior ABL Availability” means, with respect to the Company, at any time, Senior ABL Availability, determined after giving pro forma effect to (i) the increase in the Maximum Revolver Amount or the consummation of the Mezzanine/Term Financing (as applicable), (ii) the consummation of any Acquisition on or prior to the date of, or that will be financed with proceeds from, such increase in the Maximum Revolver Amount or Mezzanine/Term Financing (as applicable), and (iii) any borrowings in connection therewith under the Senior ABL Facility made to repay Loans in accordance with the provisions of Section 4(b)(v) of this Agreement.

“Qualified Financing” means (i) any increase (including in connection with a refinancing or restructuring of the Senior ABL Facility) in the Maximum Revolver Amount (whether voluntarily or upon GP’s exercise of a Demand Right pursuant to Section 4(b)(iv)), and (ii) the consummation of a Mezzanine/Term Financing, in each case after the date hereof.

“Qualified Financing Proceeds” from any Qualified Financing means (i) with respect to an increase in the Maximum Revolver Amount, the amount of such increase, or, with respect to a Mezzanine/Term Financing, the cash proceeds received by the Company and its Subsidiaries from such Mezzanine/Term Financing; minus (ii) the aggregate fees and expenses incurred in connection with obtaining such Qualified Financing; minus (iii) any proceeds from such Qualified Financing that are used to finance the purchase price (or related fees and expenses) of an Acquisition, to the extent such proceeds exceed the product of the Acquired Working Capital Assets from such Acquisition times the Base Ratio.

“Reserves” means, without duplication, Borrowing Base Reserves and Line Reserves.

“Responsible Officer” means the chief executive officer, chief financial officer, treasurer, or the president of the Company, or any other officer having substantially the same authority and responsibility.

“Secured Obligations” has the meaning given to such term in the Security Agreement, dated as of the date hereof, by the Guarantors and the Company in favor of GP.

“Senior ABL Availability” means, with respect to the Company, at any time, (A) the lesser of (i) the Maximum Revolver Amount (determined without giving effect to any Voluntary Commitment Reductions), less the amount of any Line Reserves and (ii) the Senior Borrowing Base, less the amount of any Minimum Collateral Requirements in the Senior ABL Facility and less the amount of any Borrowing Base Reserves (other than those deducted in the calculation of the Senior Borrowing Base or constituting any Minimum Collateral Requirement); minus (B) Senior ABL Facility Aggregate Outstandings.

“Senior ABL Facility” means the Credit Agreement, dated as of the date hereof, by and among Bank of America, N.A., as administrative agent, Citicorp USA, Inc., as collateral agent, (together, the “Agents”) each of the lenders (the “Lenders”) from time to time party thereto, the Company, Newco, Unisource Canada, Inc., a Canada corporation, certain other Subsidiaries of the Company, and Banc of America Securities LLC and Salomon Smith Barney Inc., as co-syndication agents, co-arrangers and co-book runners, as in effect from time to time, including any renewals, extensions, refinancings, deferrals, restructurings, amendments and modifications thereof (but excluding any amendments thereto to the extent prohibited by Section 7(a) of this Agreement).

“Senior ABL Facility Aggregate Outstandings” means, without duplication, (i) the aggregate unpaid principal balance of all loans outstanding under the Senior ABL Facility, the aggregate undrawn face amount of all outstanding letters of credit thereunder and the aggregate amount of any unpaid reimbursement obligation in respect of all letters of credit thereunder, and (ii) after any renewal, extension, refinancing, deferral, restructuring, amendment or modification of the Senior ABL Facility that creates extensions of credit thereunder in addition to loans and letters of credit, the unpaid principal balance of any such other extensions of credit.

“Senior Borrowing Base” means, at any time, an aggregate amount determined as of such date for the Company and its Subsidiaries in accordance with the definition of the term “Borrowing Base” in the Senior ABL Facility.

“Senior Default Rate” has the meaning given to the term “Default Rate” in the Senior ABL Facility.

“Stockholders Agreement” means the Stockholders Agreement of Newco, dated as of the date hereof, including any renewals, extensions, amendments and modifications thereof.

“Subsidiary” of any person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of persons other than corporations), is owned or controlled directly or indirectly by the person, or one or more of the Subsidiaries of the person, or a combination thereof.

“Subsidiary Guarantors” means the Domestic Subsidiaries of the Company from time to time party to this Agreement as required by Section 6(c).

“Take-Out Conditions”, with respect to any increase in the Maximum Revolver Amount or any Mezzanine/Term Financing, will be deemed satisfied if both of the following pre-conditions are true on any one day during the 30-day period ending on the date of the increase in the Maximum Revolver Amount or the consummation of the Mezzanine/Term Financing (as applicable):

(a) so long as the concept of Senior Borrowing Base is included in the Senior ABL Facility, the ratio of (i) the Senior Borrowing Base as of such test date divided by (ii) the total Accounts and Inventory shown on the books and records of the Company and its Subsidiaries as of such test date shall be equal to or greater than the ratio of (i) the Senior Borrowing Base as of the date hereof divided by (ii) the total Accounts and Inventory shown on the books and records of the Company and its Subsidiaries as of the date hereof; and

(b) for each of the three (3) consecutive 30 day periods immediately preceding such test date, the average, for the 30 consecutive days constituting such 30 day period, of the sum of Pro Forma Senior ABL Availability plus Accessible Cash on each such day, is equal to or greater than $175,000,000.

“Termination Date” shall mean May 27, 2008 (or, if earlier, the date that is 6 months after the date of the scheduled maturity date under the Senior ABL Facility).

“Tranche A PIK Note” means that certain Subordinated Promissory Note of Newco, dated as of the date hereof, in an original principal amount of $70,000,000.

“Tranche B PIK Note” means that certain Subordinated Promissory Note of Newco, dated as of the date hereof, in an original principal amount of $100,000,000.

“Voluntary Commitment Reduction” means any reduction in the Maximum Revolver Amount after the date hereof; it being understood that any Minimum Collateral Requirements or Reserves (whether temporary or permanent) will not be construed to be a reduction in the Maximum Revolver Amount; it being further understood that any conversion or replacement of revolver loan commitments with an equal amount of term loan financing, or vice versa, will not be construed to be a reduction in the Maximum Revolver Amount.

With respect to each of the foregoing definitions in this Section 1 that make reference to terms defined in the Senior ABL Facility, in the event of any refinancing or restructuring of the Senior ABL Facility, such reference shall be to the equivalent terms in the Senior ABL Facility as so refinanced or restructured.

2. Revolving Loans.

(a) Total Facility. Subject to all of the terms and conditions of this Agreement, GP agrees to make available a total credit facility of $100,000,000, as such amount may be reduced from time to time in accordance with the provisions of Section 4(b) of this Agreement (the “Total Facility”), to the Company from time to time during the term of this Agreement. The Total Facility shall be composed solely of a line of credit which may be drawn by the Company, subject to the provisions hereof, in the form of Loans.

(b) Amounts. Subject to all the terms and conditions of this Agreement, GP agrees, on any Business Day during the period from the date hereof to the Termination Date, to make revolving loans (the “Loans”) to the Company, in each case in an amount not to exceed Availability.

(c) Procedure for Borrowing. Each Borrowing by the Company shall be made upon the Company’s written notice delivered to GP in the form of a notice of borrowing (“Notice of Borrowing”) in the form of Exhibit A attached hereto and made a part hereof, which must be received by GP two (2) Business Days prior to the requested Funding Date, specifying:

(i) the anticipated amount of the Borrowing;

(ii) the requested Funding Date, which must be a Business Day;

(iii) a representation that the conditions to funding set forth in Section 9(a) have been satisfied as of the date of the Notice of Borrowing; and

(iv) a certification of the calculation of Availability, Senior ABL Availability and Accessible Cash as of the date of the Notice of Borrowing.

Prior to 12:00 pm (New York time) on the requested Funding Date, the Company will deliver to GP a revised Notice of Borrowing setting forth (i) the final amount of the Borrowing, (ii) a representation that the conditions to funding set forth in Section 9(a) have been satisfied as of the Funding Date, and (iii) a certification of the calculation of Availability, Senior ABL Availability, and Accessible Cash as of the Funding Date.

(d) Reliance upon Authority. As soon as is practicable after the date hereof, a Responsible Officer of the Company shall deliver to GP a notice setting forth the account of the Company (such account of the Company referred to herein as a “Designated Account”) to which GP is authorized to transfer the proceeds of the Loans requested by the Company hereunder. A Responsible Officer of the Company may designate a replacement account from time to time by written notice to GP. GP is entitled to rely conclusively on any Responsible Officer’s request for Loans on behalf of the Company, so long as the proceeds thereof are to be transferred to the Designated Account of the Company.

(e) No Liability. GP shall not incur any liability to the Company as a result of acting upon any notice referred to in Sections 2(c) and (d) which GP reasonably believes in good faith to have been given by a Responsible Officer. The crediting of Loans to the Designated Account of the Company conclusively establishes the obligation of the Company to repay such Loans as provided herein.

(f) Making of Loans. After receipt of a Notice of Borrowing, GP shall make the proceeds of such Loans available to the Company on the applicable Funding Date by 3:00 p.m. (New York time) by transferring same day funds to the Designated Account.

3. Interest.

(a) Interest Rates; Payment. All outstanding Loans shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made or incurred until paid in full in cash at a rate determined as follows:

(i) during any period in which an Event of Default has occurred and is continuing and as a result thereof the Company is unable to designate borrowings under the Senior ABL Facility as LIBOR Revolving Loans (as defined therein), at a fluctuating rate per annum equal to the Base Rate, plus the Applicable Margin; and

(ii) otherwise, at a fluctuating rate per annum equal to the LIBOR Rate, plus the Applicable Margin; provided that, notwithstanding the provisions of this clause (ii), with respect to each Borrowing under this Agreement, the amount of such Borrowing shall bear interest for two (2) Business Days after the date of Borrowing at a fluctuating rate per annum equal to the Base Rate, plus the Applicable Margin, but in each case, at a rate not to exceed the Maximum Rate. So long as no GP Default (as defined below) has occurred, the Company shall pay to GP interest accrued on all Loans made to the Company in arrears on the last Business Day of each fiscal quarter following the incurrence of such Loans by the Company.

(b) Default Rate. If and for so long as (i) any Company Default occurs and is continuing, or (ii) the loans outstanding under the Senior ABL Facility are bearing interest at the Senior Default Rate (and in the case of clause (i) GP in its discretion elects, upon three (3) Business Days prior written notice from GP to the Company), all Aggregate Outstandings shall bear interest at the Default Rate applicable thereto; provided that upon the occurrence and during the continuance of a Company Default specified in clauses (ii), (iii) or (iv) of Section 10(a), all

Aggregate Outstandings (and any accrued and unpaid interest thereon) shall automatically bear interest at the Default Rate applicable thereto without any action, declaration, notice or demand by GP.

(c) Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by GP under applicable law for GP with respect to loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate for any Loans, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for such Loans for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate for such Loans shall remain at the Maximum Rate until such time as the amount of interest paid hereunder for such Loans equals the amount of interest which would have been paid on such Loans if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Aggregate Outstandings, the total amount of interest paid or accrued under the terms of this Agreement for any Loans is less than the total amount of interest which would, but for this Section 3(c), have been paid or accrued for such Loans if the interest rate otherwise set forth in this Agreement had at all times been in effect, then the Company shall, to the extent permitted by applicable law, pay GP an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged for such Loans if the Maximum Rate for the Company had, at all times, been in effect or (ii) the amount of interest which would have accrued for such Loans had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued for such Loans under this Agreement. If a court of competent jurisdiction determines that GP has received interest hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the applicable Loans, other than interest, in the inverse order of maturity, and if there are no applicable Loans outstanding, GP shall refund to the Company such excess.

4. Payments and Prepayments.

(a) Loans. The Company shall repay the outstanding principal balance of the Loans made to it, plus all accrued but unpaid interest thereon, on the Termination Date. The Company may prepay, in whole or in part and without premium or penalty, Loans made to it at any time, and reborrow subject to the terms of this Agreement.

(b) Termination or Reduction of Facility.

(i) The Company may terminate this Agreement upon written notice to GP, together with payment in full of all outstanding Loans and accrued interest thereon to (and including) the date of such payment in full.

(ii) In the event that the Company and its Subsidiaries increases (including in connection with any refinancing or restructuring of the Senior ABL Facility) the Maximum Revolver Amount (whether voluntarily or upon GP’s exercise of a Demand Right pursuant to clause (iv) below, but excluding any increase of which all net proceeds are used to finance the purchase price (or related fees and expenses) of an Acquisition), and the Take-Out Conditions are satisfied with respect thereto, the Maximum Commitment of GP pursuant to this

Agreement shall, effective as of the date of such increase, be reduced dollar-for-dollar by the Available Take Out Amount on the date of such increase; provided, however, that such reduction of the Maximum Commitment shall not be required and shall not occur until such date as such reduction and any repayment of Loans that would be required under Section 4(b)(v) in connection therewith are permitted pursuant to Section 7.16 of the Senior ABL Facility (or the substantially similar provision in the event of any refinancing or restructuring of the Senior ABL Facility).

(iii) In the event that the Company or its Subsidiaries consummates a Mezzanine/Term Financing (other than any Mezzanine/Term Financing of which all net proceeds will be used to finance the purchase price (or related fees and expenses) of an Acquisition), and the Take-Out Conditions are satisfied with respect thereto, the Maximum Commitment of GP pursuant to this Agreement shall, effective as of the date of such Mezzanine/Term Financing, be reduced dollar-for-dollar by the Available Take Out Amount on the date of the consummation of such Mezzanine/Term Financing; provided, however, that such reduction of the Maximum Commitment shall not be required and shall not occur until such date as such reduction and any repayment of Loans that would be required under Section 4(b)(v) in connection therewith are permitted pursuant to Section 7.16 of the Senior ABL Facility (or the substantially similar provision in the event of any refinancing or restructuring of the Senior ABL Facility).

(iv) After the third anniversary of the date hereof, GP shall have two (2) rights (the “Demand Rights”) to request that the Company attempt to increase the Maximum Revolver Amount in a minimum amount of $50,000,000 (or such greater amount as GP may reasonably request). GP shall exercise its Demand Rights by giving written notice to the Company. In the event that GP exercises its Demand Right and the Take-Out Conditions are satisfied, the Company shall deliver a written notice to the Administrative Agent under the Senior ABL Facility requesting that the Lenders required to approve an increase in the Maximum Revolver Amount under the Senior ABL Facility consent to such increase in the Maximum Revolver Amount and use commercially reasonable efforts to implement such increase in the Maximum Revolver Amount including, without limitation, by (A) providing all available information requested by the Administrative Agent required to evaluate and present such request to the Lenders and any potential new lenders, (B) cooperating with the Administrative Agent to actively solicit additional commitments from asset-based lending institutions (including, without limitation, the existing Lenders under the Senior ABL Facility) in connection with such increase in the Maximum Revolver Amount, (C) actively supporting and soliciting requisite Lender consents in connection with such increase in the Maximum Revolver Amount, (D) facilitating discussions between GP and the Administrative Agent concerning issues related to the solicitation of requisite Lender consents in connection with an increase in the Maximum Revolver Amount and (E) providing GP with (x) a list of existing Lenders under the Senior ABL Facility no later than 5 Business Days after GP exercises such Demand Right and (y) any additional information reasonably requested by GP in connection with such Demand Right reasonably promptly after any request therefor; provided that, notwithstanding anything to the contrary contained herein, the Company shall have no obligation to solicit any financing other than an increase in the Maximum Revolver Amount of the existing Senior ABL Facility on the same terms and conditions applicable thereto. In the event that the requisite Lenders under the Senior ABL Facility approve such increase in the Maximum Revolver Amount, or have not approved such increase in the Maximum Revolver Amount within forty-five (45) days, such Demand Right shall be deemed to be exhausted and the Company shall have no liability or obligation with respect to such Demand Right thereafter; provided, however, that if at any time during such forty-five day period a Default or Event of Default shall have occurred, GP shall be deemed not to have exhausted one of its Demand Rights under this clause (iv).

(v) If the Maximum Commitment of GP is reduced by operation of this Section 4(b) to an amount that is less than the Aggregate Outstandings as of the date of such reduction, then the Company will pay, which such payment shall be made within two (2) Business Days, GP the amount by which the Aggregate Outstandings as of such date exceeds the Maximum Commitment as so reduced.

(c) Mandatory Prepayments.

(i) The Company shall repay, which payment shall be made within two (2) Business Days, Loans outstanding under this Agreement on any date to the extent that (a) the Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters of Newco ended on the most recently ended fiscal quarter of Newco for which financial statements have been delivered pursuant to the Senior ABL Facility is equal to or greater than 1.25:1.00, (b) Senior ABL Availability on the date any such repayment is made and after giving effect to such repayment is equal to or greater than $125,000,000, (c) there shall exist no Default or Event of Default either immediately prior to or after giving effect to such repayment, and (d) such repayment is not otherwise prohibited under the Senior ABL Facility or the Intercreditor Agreement; provided that, in no event will the Company be required to make any repayment under this Section 4(c) in an amount that is less than $500,000 (or, if less, the Aggregate Outstandings).

(ii) So long as any Loans are then outstanding under this Agreement, if on any day the average, for the 30 consecutive days ending on such day, of Net Collateral on each such day, is negative (an “Undercollateralization Event”), then interest will be deemed to have accrued on all outstanding Loans at a rate equal to the otherwise applicable Interest Rate (or, if otherwise applicable, the Default Rate) plus 300 basis points (3%) per annum from the first day of such 30-day period until such excess interest rate accrual is terminated pursuant to this Section 4(c)(ii). Upon any Undercollateralization Event, if the average, for the 30 consecutive days commencing on the date of such Undercollateralization Event, of Net Collateral on each such day (a) is zero or positive, then the excess interest rate accrual pursuant to the first sentence of this paragraph will terminate as of the last day of such 30-day period, and notwithstanding the first sentence of this paragraph an Undercollateralization Event will not be deemed to have occurred prior to the 30th day following the last day of such 30-day period; or (b) is negative, then the Company shall within two (2) Business Days after the end of such 30-day period repay loans outstanding under the Senior ABL Facility in an amount equal to the amount by which the average Net Collateral for such 30-day period was negative. Upon the Company making the payment required under clause (b) of the immediately preceding sentence, the excess interest accrual pursuant to the first sentence of this paragraph will terminate as of the day of such payment, and notwithstanding the first sentence of this paragraph an Undercollateralization Event will not be deemed to have occurred prior to the 30th day following the day of such payment.

(iii) Upon any Borrowing hereunder, to the extent the condition to draw set forth in Section 9(a)(i) was not satisfied as of the date of such Borrowing and GP delivers written notice thereof to the Company within 45 days after the date of such Borrowing (provided that, if GP has made a written request for reasonable supporting documentation for the calculations in Section 9(a)(i) within 40 days after the date of such Borrowing and the Company has not provided such information within 5 days after receipt of such request, then such 45 day period shall be extended day-for-day for each day after such 5 day period that the Company has not provided such information), then the Company shall, within two (2) Business Days after receipt of such written notice from GP, repay any Loans (together with interest thereon from the date of Borrowing until the date of repayment at the otherwise applicable Interest Rate on such Loans plus two hundred basis points (2%)) that were borrowed on the date of such Borrowing that remain outstanding under this Agreement.

(iv) Upon any repayment of Loans pursuant to this Section 4(c), the Company may reborrow subject to the terms of this Agreement.

(d) Payments by the Company. Except as otherwise expressly provided herein, all payments by the Company shall be made to GP at the account designated by GP and shall be made in immediately available funds, no later than 3:00 P.M. (New York time) on the date on which it is to be made pursuant to the terms of this Agreement. Any payment received by GP after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue. Whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest.

(e) Application of Payments. All payments shall be remitted to GP and all such payments received by GP shall be applied, first to pay interest then due and owing in respect of all Loans and second, to pay or prepay principal of the Loans.

5. Representations and Warranties of the Company and GP.

(a) The Company hereby represents and warrants to GP as follows:

(i) Each of the Company and the Subsidiary Guarantors has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur Loans and to grant GP liens upon and security interests in the collateral in which GP has an interest pursuant to the GP Security Documents. Each of the Company and the Subsidiary Guarantors has taken all necessary action to authorize its execution, delivery and performance of this Agreement and the other Loans Documents to which it is a party. This Agreement and the other Loans Documents to which it is a party have been duly executed and delivered by the each of the Company and the Subsidiary Guarantors and constitute the legal, valid and binding obligation of each of the Company and the Subsidiary Guarantors, enforceable against it in accordance with its terms. Each of the Company’s and the Subsidiary Guarantors’ execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any lien upon the property of the Company and the Subsidiary Guarantors (other than liens granted by the Company and the Subsidiary Guarantors in connection with any of the Loan Documents), by reason of the terms of (i) any material contract, mortgage, lease, agreement, indenture, or instrument to which the Company or any of the Subsidiary Guarantors is a party or which is binding upon it, (ii) any material requirement of law applicable to the Company or any of the Subsidiary Guarantors or (iii) the certificate of incorporation and by-laws of the Company or any of the Subsidiary Guarantors .

(ii) Each of the Company and the Subsidiary Guarantors is (i) duly incorporated and validly existing in good standing under the laws of the state of its incorporation, (ii) is qualified to do business and is in good standing in those jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business, except to the extent such failure to be so qualified or in good standing would not result in a material adverse effect with respect to the Company and its Subsidiaries, taken as a whole, and (iii) has all requisite power and authority to conduct its business and to own its property.

(b) GP hereby represents and warrants to the Company as follows:

(i) GP has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to make Loans and to grant the Company liens upon and security interests in the GP Collateral pursuant to the Company Security Agreement. GP has taken all necessary action to authorize its execution, delivery and performance of this Agreement and the other Loans Documents to which it is a party. This Agreement and the other Loans Documents to which it is a party have been duly executed and delivered by GP and constitute the legal, valid and binding obligation of GP, enforceable against it in accordance with its terms. GP’s execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any lien upon the property of GP (other than liens granted by GP in connection with any of the Loan Documents), by reason of the terms of (i) any material contract, mortgage, lease, agreement, indenture, or instrument to which GP is a party or which is binding upon it, (ii) any material requirement of law applicable to GP or (iii) the certificate of incorporation and by-laws of GP.

(ii) GP is (i) duly incorporated and validly existing in good standing under the laws of the state of its incorporation, (ii) is qualified to do business and is in good standing in those jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business, except to the extent such failure to be so qualified or in good standing would not result in a material adverse effect with respect to GP and (iii) has all requisite power and authority to conduct its business and to own its property.

6. Intercreditor Arrangements and GP Security.

(a) Intercreditor Arrangements. The indebtedness incurred by the Company pursuant to this Agreement, the guarantees by each Guarantor hereunder, and the relative rights and duties of GP and the Company set forth in this Agreement and the other Loan Documents, are subject to the terms of the Intercreditor Agreement and, to the extent provided herein, the Senior ABL Facility.

(b) GP Security. The payment and performance of the Company of all Loans incurred pursuant to this Agreement is secured as set forth in the GP Security Documents.

(c) Extent of GP Security. The payment and performance of all Loans and other obligations of the Company incurred pursuant to this Agreement shall at all times (i) be secured (on a junior lien basis, but otherwise perfected to the same extent) by all assets and other collateral of the Company and its Domestic Subsidiaries (whether existing now or in the future) that secures the obligations under the Senior ABL Facility and (ii) have the benefit of a subordinated guarantee by, and to the same extent as, each Domestic Subsidiary (whether on the date hereof or in the future) that provides a guarantee in favor of the Lenders under the Senior ABL Facility.

(d) Benefit of Consents, Insurance. The holder of Loans shall at all times (i) have the benefit (on a junior lien basis) of any consent, landlord waivers, estoppel letters or bailee letters provided to the Administrative Agent under the Senior ABL Facility in connection therewith (including, without limitation, pursuant to Sections 7.9 and 8.1(r) of the Senior ABL Facility), in each case to the extent such item is requested and obtained after the date hereof, and (ii) be named as an additional insured on any insurance policies of the Company or any of its Domestic Subsidiaries to the extent that the Administrative Agent under the Senior ABL Facility is so named (including, without limitation, pursuant to Section 7.5(b) of the Senior ABL Facility).

7. Other Covenants of the Company.

(a) Amendments to the Senior ABL Facility. The Company agrees not to, without the prior written consent of GP, amend, modify or waive: (i) the provisions of Sections 1.5 (other than the last two sentences of paragraph (a)), 7.15(f) (other than clauses (i) in respect of increases to the amount set forth therein, (v), (vi)(x), (vi)(y) and (viii)), 7.16 or 11.1(a)(ix) (or the introductory paragraph of Section 11.1(a) as it relates thereto) of the Senior ABL Facility, in each case solely to the extent relating to the increase in the Maximum Revolver Amount, the incurrence of Mezzanine/Term Financing or the permitted repayment of Loans under this Agreement; (ii) any definition in the Senior ABL Facility incorporated in any of the provisions set forth in clause (i) of this paragraph if the purpose of such amendment, modification or waiver is to indirectly amend, modify or waive any of such provisions set forth in clause (i) of this paragraph (in each case solely to the extent relating to the increase in the Maximum Revolver Amount, the incurrence of Mezzanine/Term Financing or the permitted repayment of Loans under this Agreement); or (iii) the definition of the term “Borrowing Base” (and any other definitions incorporated therein) in the Senior ABL Facility in any manner which would (A) result in any different manner of calculation of the Senior Borrowing Base than the Borrowing Base (other than as contemplated by clauses (a) and (b) in the definition of the term Borrowing Base in this Agreement) or (B) conditions the calculation thereof on the amount drawn or available to be drawn under this Agreement.

In connection with any refinancing or restructuring of the Senior ABL Facility, the Company shall include substantially similar provisions to those set forth in Section 7(a)(i) above (in each case solely to the extent relating to the increase in the Maximum Revolver Amount, the incurrence of Mezzanine/Term Financing or the permitted repayment of Loans under this Agreement) in the Senior ABL Facility as so refinanced or restructured, and such successor provisions shall be subject to the restrictions on amendment, modification or waiver set forth in Section 7(a)(i) above.

(b) During any time that Loans are outstanding pursuant to this Agreement, the Company shall, or shall cause its Subsidiaries to, provide GP with (i) copies of the notices and other information provided to the Lenders pursuant to Sections 5.2(a) through (q) and 5.3(a) of the Senior ABL Facility, in each case concurrently with the provision thereof to such Lenders and (ii) promptly after the end of each fiscal month, a certificate of a Responsible Officer setting forth (A) the calculation of Availability and Net Collateral as of the last day of such fiscal month, (B) the average of Net Collateral for the thirty days ending on the last day of such fiscal month, as contemplated under Section 4(c)(ii), and (C) the average calculations contemplated by clause (b) of the definition of Take Out Conditions determined as of the last day of such fiscal month.

(c) The Company shall notify GP in writing promptly after becoming aware of any Company Default.

(d) On any day on which the Company is required to determine (i) whether the Take Out Conditions have been satisfied or (ii) whether the Company is required to repay Loans as required by Sections 4(b)(ii), 4(b)(iii), and 4(c)(i) of this Agreement, and the Take Out Conditions would be satisfied or repayment required but for a restriction contained in the Senior ABL Facility, then to the extent such restriction would be eliminated by repaying Senior ABL Facility Aggregate Outstandings with Accessible Cash, the Company shall, or shall cause its Subsidiaries to, use such Accessible Cash to repay Senior ABL Facility Aggregate Outstandings as promptly as practicable.

8. Condition Precedent to Effectiveness. This Agreement shall be effective upon the satisfaction of the following conditions:

(a) All representations and warranties of the Company contained in Section 5(a) and of GP in Section 5(b) shall be true and correct in all material respects as of the date hereof.

(b) No Company Default shall have occurred and be continuing as of the date hereof.

(c) This Agreement and the other Loan Documents shall be in full force and effect and shall have been executed by the parties thereto, the Contribution and the Acquisition (as defined in the Senior ABL Facility) shall have been consummated and the initial extension of credit under the Senior ABL Facility in connection therewith shall have been made.

(d) GP and the Company shall have received those items required to be delivered to them and listed on Exhibit B attached hereto.

9. Conditions to Draw; Amounts of Draw.

(a) Conditions to Draw. The obligation of GP to make any Loans is subject to satisfaction of the following conditions precedent and to the limitations set forth in clause (b) below, on and as of the date of any such extension of credit:

(i) Senior ABL Availability, plus Accessible Cash, is less than or equal to $55,000,000;

(ii) no Company Default has occurred and is continuing;

(iii) no Change of Control has occurred;

(iv) all representations and warranties of the Company under Section 5(a) of this Agreement are true and correct in all material respects before and after giving effect to the making of such Loan; and

(v) no Event of Default exists under the Senior ABL Facility; provided that, notwithstanding the existence of any Event of Default under the Senior ABL Facility, the precondition in this clause (v) will be deemed satisfied so long as the Lenders under the Senior ABL Facility are then willing to loan amounts under the Senior ABL Facility despite the existence of such Event of Default (which willingness will be determined by the Company in good faith and may be evidenced by the Lenders making a contemporaneous loan under the Senior ABL Facility or by a written communication from the Administrative Agent under the Senior ABL Facility stating the Lenders’ willingness to fund despite such Event of Default); and provided further that, during the continuation of a Default or Event of Default, the amount of any Borrowing will, if applicable, be subject to Section 9(b)(ii) in accordance with its terms.

(b) Amounts of Draw.

(i) The amount of any Loan that may be borrowed under this Agreement will not exceed the lesser of (A) Availability of the Company and (B) the amount by which Senior ABL Availability plus Accessible Cash is less than $75,000,000.

(ii) In the event that a Default or Event of Default exists under the Senior ABL Facility and the Lenders insist upon or require an increase in Minimum Collateral Requirements or an increase in Reserves or otherwise impose a limitation on the Company’s ability to draw funds under the Senior ABL Facility as a result of such Default or Event of Default (which limitation shall be evidenced by the receipt by GP of a copy of the waiver or amendment of the Senior ABL Facility or other written communication implementing such limitation executed and delivered by the requisite Lenders thereunder), the amount that the Company shall be entitled to draw pursuant to this Agreement shall be limited (but only for so long as the limitation with respect to the Senior ABL Facility is in effect) to the product of (A) Availability multiplied by (B) the quotient determined by dividing (X) the amount that the Company is able to draw under the Senior ABL Facility after giving effect to the limitation imposed in connection with such Default or Event of Default by (Y) the amount that the Company was able to draw under the Senior ABL Facility immediately prior to such Default or Event of Default.

10. Company Defaults; GP Remedies.

(a) It shall constitute a default by the Company (each a “Company Default”) if any one or more of the following shall occur for any reason:

(i) any failure by the Company to pay the principal of or interest on any of the Loans when due, whether upon demand or otherwise, where such failure (except in the case of payments of principal) has continued for five (5) Business Days;

(ii) the Company or any of its Subsidiaries (other than the Mexican Subsidiaries) shall (A) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or file any proposal or notice of intent to file a proposal or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state, federal or foreign, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, proposal, action or proceeding; (B) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, administrator, trustee or similar officer for it or for all or any part of its property; (C) make an assignment for the benefit of creditors; or (D) be unable generally to pay its debts as they become due;

(iii) an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of the Company or any of its Subsidiaries (other than the Mexican Subsidiaries) or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency liquidation, winding-up or similar act or law, state, federal or foreign, now or hereafter existing and such petition or proceeding shall not be dismissed within forty-five (45) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto;

(iv) a receiver, assignee, liquidator, sequestrator, custodian, monitor, administrator, trustee or similar officer for the Company or any of its Subsidiaries (other than the Mexican Subsidiaries) or for all or any substantial part of its property shall be appointed, or a warrant of attachment, execution or similar process shall be issued against any part of the property of the Company or any of its Subsidiaries (other than the Mexican Subsidiaries) or any distress or analogous process is levied against any part of the property of the Company or any of the Subsidiaries (other than the Mexican Subsidiaries);

(v) any failure by the Company to make payments of loans under the Senior ABL Facility to the extent required pursuant to Section 4(c)(ii);

(vi) the Company shall default in the observance or performance of any agreement contained in Section 6(c) of this Agreement and such default shall continue unremedied for a period of 30 days after the earlier of (x) if the Company has delivered to GP the relevant security documents or amendments thereto giving rise to such default, receipt of written notice thereof from GP or (y) the Company’s discovery of such default;

(vii) the Company shall default in the observance or performance of any agreement contained in Section 6(d) of this Agreement and such default shall continue unremedied for a period of 30 days after the earlier of (x) if the Company has delivered to GP the relevant documents, insurance policies, or amendments thereto giving rise to such default, receipt of written notice thereof from GP or (y) the Company’s discovery of such default;

(viii) the Company shall default in the observance or performance of any agreement contained in Section 7(a)(i) of this Agreement and such default shall continue unremedied for a period of 30 days after the earlier of (x) if the Company has delivered to GP the relevant amendment, modification or waiver of the Senior ABL Facility giving rise to such default, receipt of written notice thereof from GP or (y) the Company’s discovery of such default;

(ix) the Company shall default in the observance or performance of any agreement contained in Section 7(d) of this Agreement;

(x) the indebtedness of the Company and its Subsidiaries incurred pursuant to the Senior ABL Facility shall have become immediately due and payable prior to its stated maturity due to the occurrence and continuance of an Event of Default under the Senior ABL Facility for which the Lenders under the Senior ABL Facility have exercised their acceleration remedy (a “Senior Acceleration”) and such Senior Acceleration shall not have been reversed or rescinded by the Lenders; or

(xi) if a Change of Control shall have occurred and, at any time prior to the occurrence of such Change of Control, there has been any amendment or modification to the Senior ABL Facility the effect of which is that such Change of Control does not constitute a “Change of Control” under the terms of the Senior ABL Facility then in effect.

(b) If a Company Default exists and is continuing, GP may, at its sole discretion do one or more of the following at any time or times and in any order, without notice to or demand on the Company:

(i) restrict the amount of or refuse to make Loans;

(ii) declare any or all Loans to be immediately due and payable; provided that, upon the occurrence of a Company Default described in Sections 10(a)(ii), (iii) or (iv), all Loans shall immediately become due and payable without further action by GP; and

(iii) pursue its other rights and remedies under the GP Security Documents and applicable law.

(c) All costs and expenses (including reasonable attorney’s fees) incurred by GP in exercising any right, power or remedy conferred by this Agreement or in the enforcement thereof, shall become part of the Loans borrowed by the Company hereunder and shall be paid by the Company.

11. GP Defaults; Company Remedies.

(a) It shall constitute a default by GP (each a “GP Default”) if any one or more of the following shall occur for any reason:

(i) if upon provision of a Notice of Borrowing to GP by the Company, GP fails to make any or all of the proceeds of the Loans requested by the Company available to the Company pursuant to the terms of Section 2(f) of this Agreement when it is otherwise required to do so pursuant to the terms of this Agreement; provided that, solely with respect to the first two instances of any such failure, such failure shall have continued for two (2) Business Days; or

(ii) any event occurs as a result of which GP would be prohibited (other than a prohibition by the terms of any immaterial agreement), without the consent or approval of another Person, from satisfying its obligations pursuant to this Agreement, regardless of whether the conditions to draw under Section 9(a) of this Agreement are satisfied.

(b) If a GP Default occurs (and after giving effect to any applicable grace period in connection therewith), GP shall immediately pay over to the Company an amount equal to the Damage Amount as of the date such GP Default occurs. In the event that GP does not pay over the Damage Amount within five (5) Business Days to the Company following the occurrence of the GP Default, the Company may at its sole discretion do one or more of the following at any time or times and in any order, without notice to or demand on GP, in order to satisfy the Damage Amount:

(i) the Company may pursue its rights and remedies under the Company Security Agreement;

(ii) the Company may apply the net proceeds of any sale of the GP Collateral pursuant to the “Participation Rights” section of the Stockholders Agreement to satisfy the Damage Amount;

(iii) the Company may set-off any and all amounts owed by it, Newco or its Subsidiaries to GP or its Subsidiaries pursuant to this Agreement or any other agreement between the two parties against the Damage Amount; without limiting the generality of the foregoing, the Company shall have the right to set-off against the Damage Amount by Newco canceling a portion of the GP Collateral held by GP equal to the amount to be set-off against; the amount of GP Collateral to be cancelled by Newco shall be determined with reference to a value that is 85% of the lesser of (A) the Original Cost of the GP Collateral or (B) the fair market value of the GP Collateral, as determined by the Newco board of directors; and

(iv) the Company may also exercise any other rights it may have at law or in equity.

(c) If a GP Default occurs (and after giving effect to any applicable grace period in connection therewith), the Company or Buyer thereafter will have the right, upon five (5) Business Days prior written notice to GP, to purchase the GP Collateral at 85% of the lesser of (A) the Original Cost of the GP Collateral or (B) the fair market value of the GP Collateral, as determined by the Newco board of directors. The proceeds from any such purchase shall first be applied to satisfy any unpaid portion of the Damage Amount and shall thereafter be paid over to GP. If, as a result of any bankruptcy proceeding with respect to GP, GP is prohibited from selling the GP Collateral pursuant to this Section 11(c), the Company or Buyer (as applicable) will have a claim for damages in an amount equal to (A) the fair market value of the GP Collateral, as determined by the Newco board of directors, minus (B) the price at which the Company or Buyer (as applicable) would be entitled to purchase such GP Collateral pursuant to this Section 11(c). The Company or Buyer (as applicable) may satisfy such damage claim by pursuing any of the remedies available under Section 11(b).

(d) If a GP Default occurs (and after giving effect to any applicable grace period in connection therewith), then, upon five (5) Business Days prior written notice to GP, the following rights of GP shall immediately and without further action by the Company be of no further force and effect; provided that, the provisions mentioned below and the agreements in which they are contained shall otherwise continue in full force and effect and be enforceable against GP in accordance with their terms:

(i) the rights granted to GP pursuant to the “Voting Agreement and Proxy,” “Preemptive Rights” and “Covenants” sections of the Stockholders Agreement;

(ii) the Demand Rights granted to GP pursuant to Section 4(b)(iv) of this Agreement;

(iii) the rights granted to GP pursuant to the “Payments in Respect of Junior Securities” section of the Tranche A PIK Note; and

(iv) the rights granted to GP pursuant to an Event of Default under the PIK Notes that arise out of a change in control.

(e) GP and the Company agree that the provisions contained in this Section 11 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from a GP Default are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 11 and the other remedies contained in this Section 11 are reasonable forecasts of the actual damages which may be incurred by the Company in the event of a GP Default. The amounts payable pursuant to this Section 11 and the other remedies contained in this Section 11 constitute liquidated damages and not a penalty, and the remedies contained in this Section 11 shall be the sole remedy of the Company in the event of a GP Default.

(f) The remedies set forth in this Section 11 are cumulative, may be exercised singly or in any combination and may be exercised in any order by the Company, at any time or times, and without notice to or demand of GP, each of which is expressly waived by GP. In addition, GP expressly waives any right of recoupment hereunder.

(g) All costs and expenses (including reasonable attorney’s fees) incurred by the Company in exercising any right, power or remedy conferred by this Agreement or in the enforcement thereof, shall be paid by GP.

12. Term and Termination. The term of this Agreement shall end on the Termination Date unless sooner terminated in accordance with the terms hereof. Upon the effective date of termination of this Agreement for any reason whatsoever, all Loans (including all unpaid principal and accrued and unpaid interest) shall become immediately due and payable. Notwithstanding the termination of this Agreement, until all Loans are indefeasibly paid and performed in full in cash, the Company shall remain bound by the terms of this Agreement and shall not be relieved of any of its obligations hereunder or under the GP Security Documents, and GP shall retain all of its rights and remedies hereunder.

13. Guarantees. Each Guarantor party hereto unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor party hereto, the due and punctual payment of principal and interest on the Loans and the other Secured Obligations, when and as due, whether at maturity, by acceleration, by notice or prepayment or otherwise. Each Guarantor party hereto further agrees that the Secured Obligations may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Secured Obligations.

To the fullest extent permitted by law, each Guarantor party hereto waives presentment to, demand of payment from and protest to any of the Company or any other person of any of the Secured Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by law, the obligations of a Guarantor party hereto hereunder shall not be affected by (a) the failure of GP to assert any claim or demand or to enforce any right or remedy against the Company or any Guarantor under the provisions of this Agreement or any of the other Loan Documents or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents, any guarantee or any other agreement; (c) the release of any security held by GP for the Secured Obligations; or (d) the failure of GP to exercise any right or remedy against any other Guarantor of the Secured Obligations.

Each Guarantor party hereto further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by GP to any security (if any) held for payment of the Secured Obligations.

To the fullest extent permitted by law, the obligations of each Guarantor party hereto hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by law, the obligations of each Guarantor party hereto hereunder shall not be discharged or impaired or otherwise affected by the failure of GP to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document, any guarantee or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor party hereto further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or of interest on any Secured Obligation is rescinded or must otherwise be returned by GP upon the bankruptcy or reorganization of the Company or otherwise.

Each Guarantor party hereto hereby subordinates to the Secured Obligations all rights of subrogation against the Company and its property and all rights of indemnification, contribution and reimbursement from the Company and its property, in each case in connection with this guarantee and any payments made hereunder, and regardless of whether such rights arise by operation of law, pursuant to contract or otherwise.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this paragraph shall be subordinate and subject in right of payment to the Secured Obligations until such time as the Aggregate Outstandings have been paid in full, and none of the Guarantors shall exercise any right or remedy under this paragraph against any other Guarantor until the Aggregate Outstandings have been paid in full. For purposes of this paragraph, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Secured Obligations; (b) “Pro Rata Share” shall mean, for any Guarantor in respect of any payment of Secured Obligations by such Guarantor, the ratio (expressed as a percentage) as of the date of such payment of Secured Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors; provided, however, that, for purpose of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Secured Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors other than the maker of such Excess Payment;

provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment

14. General Provisions.

(a) Amendment. This Agreement shall not be amended or modified without the prior written consent of GP and the Company.

(b) Severability. The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

(c) No Waivers; Cumulative Remedies. No failure by either GP or the Company to exercise any right, remedy or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among them, or delay by either GP or the Company in exercising the same, will operate as a waiver thereof. No waiver by either GP or the Company will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by either GP or the Company on any occasion shall affect or diminish their rights thereafter to require strict performance of any provision of this Agreement. Except as set forth in Section 11(e), GP’s and the Company’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which either of them may have.

(d) Governing Law; Choice of Forum; Service of Process.

(i) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(ii) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.

(iii) EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN

RECEIPT REQUESTED) DIRECTED TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 14(F) AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID.

(e) Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(f) Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Company:

Unisource Worldwide, Inc.

6600 Governors Lake Parkway

Norcross, GA 30071

Attn: Chief Executive Officer

         General Counsel

with copies to (which shall not constitute notice hereunder):

Bain Capital Partners LLC

111 Huntington Ave.

Boston, MA 02199

Telecopy: (617) 516-2010

Attn: Ed Conard

         Paul Edgerley

         Matt Levin

Kirkland & Ellis

200 E. Randolph Dr.

Chicago, IL 60601

Telecopy: (312) 861-2200

Attn: Jeffrey C. Hammes, P.C.

         Matthew E. Steinmetz

         Jeffrey W. Richards

If to GP:

Georgia-Pacific Corporation

133 Peachtree Road, NE

Atlanta, GA 30303

Telecopy: (404) 487-3937

Attn: Treasurer

with copies to (which shall not constitute notice hereunder):

Georgia-Pacific Corporation

133 Peachtree Road, NE

Atlanta, GA 30303

Telecopy: (404) 230-1611

Attn: Kenneth F. Khoury

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, NY 10017

Telecopy: (212) 455-2502

Attn: Patrick J. Ryan

(g) Waiver of Notices. Unless otherwise expressly provided herein, the Company waives presentment, protest and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate any or all of the Loans and notice of acceleration of any or all of the Loans, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on the Company which GP may elect to give shall entitle the Company to any or further notice or demand in the same, similar or other circumstances.

(h) Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided that, neither party may assign all or any portion of its rights or obligations under this Agreement to any other person without the prior written consent of the other party, which may be withheld by such party at its sole discretion; provided further, GP may assign all of its rights and obligations to CP&P or any subsidiary of CP&P (other than a subsidiary of CP&P that would not be a subsidiary of CP&P immediately following the complete spin-off of CP&P, as such spin-off is currently contemplated).

(i) Third-Party Beneficiary. Section 11(c) of this Agreement has been entered into by the parties hereto for the benefit of Buyer and such provision shall be enforceable directly by Buyer and by the acceptance of the benefits of such provision Buyer agrees to be bound by the terms thereof. The parties hereto will not amend the terms of Section 11(c) without the prior written consent of the Buyer.

(j) Complete Agreement. This Agreement and the other Loan Documents are intended by each party to be the final, complete and exclusive expression of the agreement between them with respect to the matters set forth herein and therein.

(k) Counterparts. This Agreement may be executed in any number of counterparts, and by each party in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

(l) Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

(m) Conflicts with Other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

* * * * *

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

GEORGIA-PACIFIC CORPORATION

By	/s/ Kenneth F. Khoury
	Name:	Kenneth F. Khoury
	Its:	Vice President, Deputy General Counsel and Secretary

UNISOURCE WORLDWIDE, INC.

By	/s/ Matthew C. Tyser
	Name:	Matthew C. Tyser
	Its:	Vice President and Chief Financial Officer

GUARANTORS:

UWW HOLDINGS, INC.

By	/s/ Matthew C. Tyser
	Name:	Matthew C. Tyser
	Its:	Vice President and Chief Financial Officer

ALCO REALTY, INC

By	/s/ Matthew C. Tyser
	Name:	Matthew C. Tyser
	Its:	Vice President and Chief Financial Officer

BRT, INC.

By	/s/ Matthew C. Tyser
	Name:	Matthew C. Tyser
	Its:	Vice President and Chief Financial Officer

PAPER CORPORATION OF NORTH AMERICA

By	/s/ Matthew C. Tyser
	Name:	Matthew C. Tyser
	Its:	Vice President and Chief Financial Officer

PORTFOLIO RECEIVABLES, INC.

By	/s/ Matthew C. Tyser
	Name:	Matthew C. Tyser
	Its:	Vice President and Chief Financial Officer

PORTFOLIO RECEIVABLES, LLC

By	/s/ Matthew C. Tyser
	Name:	Matthew C. Tyser
	Its:	Vice President and Chief Financial Officer

Continued signature pages to the Secured Liquidity Facility Agreement

UNIMADISON, INC.

By	/s/ Matthew C. Tyser
	Name:	Matthew C. Tyser
	Its:	Vice President and Chief Financial Officer

UNISOURCE CAPITAL CORPORATION

By	/s/ Matthew C. Tyser
	Name:	Matthew C. Tyser
	Its:	Vice President and Chief Financial Officer

THE UNISOURCE CORPORATION

By	/s/ Matthew C. Tyser
	Name:	Matthew C. Tyser
	Its:	Vice President and Chief Financial Officer

UNISOURCE HOLDINGS, INC.

By	/s/ Matthew C. Tyser
	Name:	Matthew C. Tyser
	Its:	Vice President and Chief Financial Officer

Continued signature pages to the Secured Liquidity Facility Agreement

UNISOURCE INTERNATIONAL, INC.

By	/s/ Matthew C. Tyser
	Name:	Matthew C. Tyser
	Its:	Vice President and Chief Financial Officer

UNISOURCE REALTY, INC.

By	/s/ Matthew C. Tyser
	Name:	Matthew C. Tyser
	Its:	Vice President and Chief Financial Officer

UNISOURCE SALES CORPORATION

By	/s/ Matthew C. Tyser
	Name:	Matthew C. Tyser
	Its:	Vice President and Chief Financial Officer

Continued signature pages to the Secured Liquidity Facility Agreement

Exhibit A

Notice of Borrowing

(see attached)

Exhibit B

Closing Deliveries of GP and the Company

Items to be delivered to GP:

1.	Each document required by the GP Security Documents to be filed, registered or recorded in order to create perfected liens pursuant to the GP Security Documents.

2.	The UCC-3 termination statements and other such documents delivered by the Company pursuant to the Senior ABL Facility.

3.	The lien search results delivered by the Company pursuant to the Senior ABL Facility.

4.	A certificate of the Secretary or Assistant Secretary of Newco, the Company and each of the Guarantors (the “Agreement Parties”) certifying as to:

- the articles or certificate of incorporation or other constitutive documents of each such Agreement Party

- the by-laws or other similar documents of each such Agreement Party

- the resolutions of the board of directors of each of the Agreement Parties authorizing the execution and delivery of this Agreement and the other Loan Documents and the performance by each of the Agreement Parties of their obligations thereunder

- the incumbency of each of the officers executing this Agreement and the other Loan Documents on behalf of the Agreement Parties and their specimen signatures

5.	A copy of those documents delivered by the Company pursuant to Section 8.1(h) of the Senior ABL Facility

6.	A copy of those documents delivered by the Company pursuant to Section 8.1(k) of the Senior ABL Facility

Items to be delivered to the Company:

1.	Each document required by the Company Security Agreement to be filed, registered or recorded in order to create perfected liens in the GP Collateral pursuant to the Company Security Agreement.

2.	A certificate of the Secretary or Assistant Secretary of GP certifying as to:

- the articles of incorporation of GP

- the by-laws of GP

- the resolutions of the board of directors of GP authorizing the execution and delivery of this Agreement and the other Loan Documents and the performance by GP of its obligations thereunder

- the incumbency of each of the officers executing this Agreement and the other Loan Documents on behalf of GP and their specimen signatures.